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DARLING INGREDIENTS INC.

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May 2, 2016

Re:	Darling Ingredients Inc.
2016 Annual Meeting of Stockholders – To Be Held on May 10, 2016
Proposal 3 – Advisory Vote to Approve Executive Compensation

Dear Stockholder:

We are writing to ask for your support by voting in accordance with the recommendation of our Board of Directors on all of the proposals included in our Proxy Statement – which was filed on March 31, 2016 and is available at www.proxydocs.com/DAR. In particular we are requesting your support on Proposal 3 – our annual advisory vote on executive compensation (the “Say-on-Pay Proposal”).

Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended that stockholders vote in favor of the Say-on-Pay Proposal. In contrast, another leading proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”), has recommended that stockholders vote against this proposal, expressing concern over misalignment between pay and performance in 2015 and citing in particular the payout of a performance-based award that our Chief Executive Officer earned for a three-year financial performance period ending in 2015.

We respectfully disagree with ISS’s conclusion. We recognize that 2015 was a challenging year for our Company and our stockholders. Our CEO’s compensation for the year was substantially impacted by our performance in 2015, as explained in more detail below. In addition, we undertook a significantly expanded stockholder outreach program in 2015 following the Annual Meeting. We reached out to holders of approximately 80% of our Common Stock and spoke with the responding stockholders, which represented 42% of our shares, during the second half of 2015. As a result of this outreach, we promptly implemented an extensive series of changes to our compensation program, most of which were described in the Proxy Statement and have already been implemented in 2016. We encourage you to read the relevant portions of our Proxy Statement on the Say-on-Pay Proposal, but also wish to bring to your attention the following points as you consider your vote:

Our CEO’s 2015 pay was entirely aligned with the Company’s performance based on rigorous goals and incorporated best practices.

The recent challenges experienced by our business and our stockholders had a clear and substantial impact on our CEO’s 2015 compensation, demonstrating the operation of our pay-for-performance philosophy. Consider the following:

•	Our CEO’s pay opportunity is benchmarked to the median of the Company’s pay peer group. Even though ISS selected a peer group with only four companies that overlap with the Company’s selected peer group, our CEO’s actual pay in 2015 was 0.77 times the ISS peer group median, which was near the 25th percentile.

•	Our CEO’s pay in 2015 was significantly reduced from 2014, regardless of the methodology used.

•	On a “realizable pay” basis, our CEO’s pay in 2015 was 57% less than in 2014. Even excluding a special one-time PSU award related to the VION acquisition made to the CEO and certain other executive officers in 2014 (the “Special 2014 PSUs”), the reduction in our CEO’s pay was still 46% as noted on pages 23 and 24 of the Proxy Statement.

•	Using the SEC’s methodology, which is reflected in the Summary Compensation Table in the Proxy Statement on p. 47, the reduction in CEO pay from 2014 to 2015 was 43%.

•	Per the ISS methodology and report, the reduction was 46.6%.

•	Our annual incentive plan is strongly tied to EBITDA performance. This resulted in significantly below target payouts for 2015, including our CEO’s payout, which was 57.9% of target.

•	Our long-term incentive (“LTI”) awards for 2015 were strongly tied to rigorous return on gross investment (“ROGI”) goals. The 2013-2015 ROGI goals were set with reference to our Performance Peer Group, whereby the ROGI target of 13.4% was aligned with the peer group median.

In arriving at its negative recommendation for the Say-on-Pay Proposal, ISS focused heavily on the payout of these LTI awards which were established at the start of 2015, earned based on the 2013-2015 “backward-looking” performance period and paid out in 2016 after such period was complete. These awards paid out above target due to the Company’s above-target performance against the pre-set relative ROGI goals. The Board of Directors, compensation committee and a number of our stockholders believe that earning a return on dollars invested at the operating level on a consistent basis is an appropriate measure creating strong alignment with the interests of all stockholders, especially due to the volatility of the commodity cycles which impact stock price, but are beyond the control of the Company. As such, we believe this award was appropriately structured and based on comparison to the peer group to ensure rigor.

Furthermore, the 2015 pay program for our CEO and other executive officers embodied numerous other best practices:

•	Rigorous performance goals led to significant reductions in pay, resulting in alignment of total compensation with performance below target.

•	In 2015, our CEO agreed to an amendment to his employment agreement which eliminated his right to (i) an excise tax gross-up and (ii) a “modified single-trigger” provision regarding change in control severance benefits.

•	Our executive officers, including our CEO, are subject to a clawback policy, stock ownership guidelines and a rigorous anti-pledging and anti-hedging policy.

Based on results of our shareholder outreach efforts in 2015, we have already made significant changes to our compensation program for 2016 and onward, including the changes described in the following section.

We conducted comprehensive stockholder outreach in response to the 2015 Say-on-Pay Proposal vote, which resulted in a major redesign of our compensation program.

At the 2015 Annual Meeting of Stockholders, for the first time in the Company’s history, stockholders did not approve the say-on-pay proposal. In response, the Company embarked on an ambitious stockholder outreach program. Members of the compensation committee and certain members of management reached out to stockholders representing over 80% of our then-outstanding shares in an effort to better understand the reasons that majority support was not obtained. The Company spoke with the responding stockholders, which represented 42% of our shares, and conducted outreach discussions with ISS and Glass Lewis as well. The ensuing conversations contributed to a major redesign of the compensation program, which included the shift from ROGI to return on capital employed (“ROCE”) as the performance metric for our LTI awards. Other meaningful changes include:

•	Eliminating the minimum award payout and guaranteed vesting features of our LTI award program.

•	Introducing performance share units (“PSUs”) and shifting from a backward-looking/trailing performance measurement to a forward-looking performance measurement for PSUs.

•	Adding a total shareholder return (“TSR”) modifier to our PSU program.

•	Imposing an additional two-year holding period on all vested and earned PSUs following the end of the performance period.

•	Lowering the maximum payout under the annual incentive program from 300% to 200% of target.

We note that these changes are not reflected in the tables included in the current Proxy Statement because they were not made until after the 2015 compensation program was in place, i.e., after we had an opportunity to engage directly with stockholders through our outreach program. However, compensation related to these changes will be comprehensively covered in our 2017 Proxy Statement. We also note that our equity awards were modified in early 2015 to eliminate automatic single-trigger vesting in the event of a change of control. Beginning in March 2015, double-trigger vesting has been reflected in these awards and will continue to be reflected going forward.

We are committed to our pay for performance philosophy. We strongly believe our past executive pay has been consistent with this philosophy and that our current and ongoing executive compensation program is in the best interests of our stockholders. We encourage you to vote “FOR” Proposal 3 – the Say-on-Pay Proposal.